EXHIBIT 2(l)

June 7, 2018

Cornerstone Strategic Value Fund, Inc.

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Ladies and Gentlemen:

We have acted as counsel to Cornerstone Strategic Value Fund, Inc. (the “Fund”), a Maryland corporation, in connection with the Registration Statement on Form N-2 filed with the Securities and Exchange Commission on May 11, 2018, as amended on June 7, 2018 (as amended, the “Registration Statement”). The Registration Statement covers up to an aggregate of 29,708,235 shares of common stock (including shares subject to an additional subscription privilege) par value $0.001 per share (the “Shares”) to be sold pursuant to the exercise of non-transferable rights (the “Rights”) to be issued to the holders of record of outstanding shares of common stock of the Fund as of the close of business on June 18, 2018. The Rights entitle such stockholders to purchase one Share of the Fund for every three Rights held.

For purposes of rendering this opinion, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following documents:

a)	The Registration Statement;

b)	The Amended and Restated Articles of Incorporation, as amended, of the Fund filed as an exhibit to the Registration Statement;

c)	The Amended and Restated By-Laws of the Fund, filed as an exhibit to the Registration Statement;

d)

An Officer’s Certificate dated the date hereof, certifying as to, among other things, the resolutions of the Board of Directors of the Fund adopted at a meeting held on May 11, 2018 with respect to the Registration Statement; and

e)	The form of non-transferable subscription rights certificate filed as an exhibit to the Registration Statement.

For purposes of this opinion letter, we have not reviewed any documents other than those documents listed in paragraphs (a) through (e). In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that may be referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional factual matters stated or assumed herein, all of which we have assumed to be true, complete and accurate in all respects.

With respect to all documents examined by us, we have assumed that: (i) all signatures on such documents are genuine; (ii) all documents submitted to us as originals are authentic and complete; and (iii) all documents submitted to us as copies conform to the originals of those documents. We have also assumed and have not verified that each of the statements made by the Fund in the Registration Statement are true, correct and complete, and that any information delivered or otherwise disclosed in the Registration Statement by the Fund is true, correct and complete.

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.	The Rights have been duly authorized and, when issued in accordance with the prospectus forming a part of the Registration Statement, will be valid and binding obligations of the Fund, enforceable against the Fund in accordance with their terms.

2.	The Shares, when sold, paid for and issued in accordance with the terms of the prospectus forming part of the Registration Statement upon the exercise of the Rights, including payment of the subscription price therefor, will be validly issued, fully paid and non-assessable.

The foregoing opinions are based on and are limited to, the laws of the State of Maryland, as in effect on the date hereof, and we render no opinion with respect to the laws of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.

The opinions expressed in this letter are subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, receivership, moratorium, rearrangement, liquidation, conservatorship and similar laws affecting creditors’ rights and remedies generally; to general principles of equity, including without limitation concepts of materiality and principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur after the Registration Statement becomes effective.

The foregoing opinions are strictly limited to the matters stated herein, and no other or more extensive opinions are intended or implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion letter as Exhibit 2(l) to the Registration Statement and to the reference to this Firm in the Fund’s prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby concede that we come within the categories of persons whose consent is required by the Securities Act of 1933, as amended, or the general rules and regulations promulgated thereunder. Nothing in this paragraph shall be deemed to change the effective date of this opinion letter.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP